AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN

This Shareholder Servicing Plan (the “Plan”) relating to the shares (collectively, the “Shares”) of Columbia Funds Series Trust I (the “Trust”), on behalf of each series thereof listed on Exhibit I hereto (each a “Fund”), has been adopted by the trustees of the Trust (the “Trustees”). The terms and conditions of this Plan shall apply with respect to the Trust on behalf of each Fund.

Section 1. The Trust, on behalf of each Fund, will pay to the Distributor (as defined below) and such persons as may from time to time be engaged and appointed by the Trust or the Distributor to act as a shareholder servicing agent with respect to its Shares, a fee (the “Service Fee”) as compensation for the provision of personal services provided to investors in the Shares and/or the maintenance of shareholder accounts, at an aggregate annual rate not to exceed the percentage of the Fund’s average daily net assets attributable to such Shares set forth for such Fund on Exhibit II hereto. Subject to such limit and subject to the provisions of Section 6 hereof, the Service Fee shall be as approved from time to time by (a) the Trustees and (b) the Disinterested Trustees (as defined below). The Service Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine. All payments under this Service Plan are intended to qualify as “service fees” as defined in Rule 2830 of the NASD Manual of the Financial Industry Regulatory Authority (“FINRA”).

Section 2. The Service Fee may be used by the Distributor, or any other recipient, for any purpose, including but not limited to (i) payment of expenses (including overhead expenses) of the Distributor or such other recipient for providing personal services to investors in the Fund and/or in connection with the maintenance of shareholder accounts, or (ii) payments made (or directed to be made) by the Distributor to any securities dealer or other organization (including, but not limited to, any affiliate of the Distributor) with which the Distributor has entered into a written agreement for this purpose, for providing personal services to investors in the Fund and/or the maintenance of shareholder accounts. The Service Fee may be in excess of the cost incurred by the Distributor or any other recipient in connection with the provision of personal services to investors in the Shares and/or the maintenance of shareholder accounts.

Section 3. Any officer designated by the Trust is authorized to execute and deliver, in the name of and on behalf of the Trust, a written agreement with the Distributor and one or more shareholder servicing agents in such a form as may be approved by the Trustees from time to time and on such additional forms of agreement as such officer deems appropriate, provided that the officer determines that the Trust’s responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Trustees, and provided further that such officer determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Trustees. In addition, the Trust may, pursuant to an agreement with the Distributor, authorize the Distributor to enter into agreements on behalf of the Trust with one or more shareholder servicing agents in such a form as may be approved by the Trustees from time to time and on such additional forms of agreement as the Distributor deems appropriate, provided that the Distributor determines that the Trust’s responsibility or liability to any person under, or on account of any acts or statements of any such shareholder servicing agent under, any such shareholder servicing agreement does not exceed its responsibility or liability under the form(s) approved by the Trustees, and provided further that the Distributor determines that the overall terms of any such shareholder servicing agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Trustees.

Section 4. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

Section 5. This Plan shall continue in effect with respect to any class of Shares of a Fund for a period of more than one year only so long as such continuance is specifically approved at least annually by votes of the majority (or whatever other percentage may, from time to time, be required by Section 12(b) of the Investment Company Act of 1940, as amended (the “Act”), or the rules and regulations thereunder) of the Trustees and a majority of the Disinterested Trustees (as defined below), cast in person at a meeting called for the purpose of voting on this Plan.

Section 6. This Plan may not be amended to increase materially the amount of expenses permitted to be sent with respect to any class of Shares of a Fund pursuant to Section 1 hereof without approval by a vote of at least a majority of the outstanding Shares of such class, and all material amendments of this Plan shall be approved in the manner provided for continuation of this Plan in Section 5.

Section 7. This Plan is terminable at any time with respect to any class of Shares by vote of a majority of the Disinterested Trustees, or by vote of a majority of the outstanding Shares of such class.

Section 8. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

A. That such agreement may be terminated with respect to any class of Shares of a Fund at any time, without payment of any penalty, by vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding Shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B. That such agreement shall terminate automatically in the event of its assignment.

Section 9. The Trust will preserve copies of this Plan, any agreements, and any written reports regarding this Plan presented to the Trustees for a period of not less than six years.

Section 10. As used in this Plan, (a) the term “Disinterested Trustees” shall mean those Trustees who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the Act and the rules and regulations thereunder, and the term “majority of the outstanding Shares of the Fund” shall mean the lesser of the 67% or the 50% voting requirements specified in clauses (A) and (B), respectively, of the third sentence of Section 2(a)(42) of the Act, all subject to such exemptions as may be granted by the Securities and Exchange Commission, and (c) the term “Distributor” shall mean Columbia Management Investment Distributors, Inc. or such other person(s) as may from time to time be appointed to serve as a principal underwriter of a Fund pursuant to Section 15(b) of the 1940 Act.

Section 11. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts. This Plan is adopted by the Trustees as Trustees of the Trust, and not individually, and the obligations of the Trust hereunder are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the assets of the Trust, and all persons dealing with the Trust or a Fund or a class of Shares thereof must look solely to the property belonging to the Trust, such Fund or such class of Shares, respectively, for the enforcement of any claims against the Trust, such Fund or such class of Shares.

Approved as of:	September 7, 2010

Revised:	March 14, 2012 (to reflect fund reorganizations, fund name changes and share class name changes and to add new funds)
March 10, 2014 (to reflect name change and add new fund)
December 19, 2014 (to add new funds)
March 4, 2015 (to add new funds)
June 6, 2015 (to add a new fund)
May 1, 2016 (to reflect name changes)
August 17, 2016 (to reflect fund liquidation, fund name change and to add a new fund)
January 25, 2017 (to reflect the addition of new Class T shares)
June 14, 2017 to reflect Class W redesignation
March 7, 2018 (to update fund name change and to add a new fund)
December 13, 2018 (to add Class A of Ultra Short Term Bond Fund)
December 15, 2018 (to reflect Class T merger (into Class A))
June 12, 2019 (to update fund name change)
August 7, 2019 (to add Multisector Bond SMA Completion Portfolio and Overseas SMA Completion Portfolio)

EXHIBIT I

FUNDS

Columbia Adaptive Risk Allocation Fund

Columbia Balanced Fund

Columbia Bond Fund

Columbia Connecticut Intermediate Municipal Bond Fund

Columbia Contrarian Core Fund

Columbia Corporate Income Fund

Columbia Disciplined Small Core Fund

Columbia Diversified Absolute Return Fund

Columbia Dividend Income Fund

Columbia Emerging Markets Fund

Columbia Global Dividend Opportunity Fund

Columbia Global Energy and Natural Resources Fund

Columbia Global Technology Growth Fund

Columbia Greater China Fund

Columbia High Yield Municipal Fund

Columbia Intermediate Municipal Bond Fund

Columbia Large Cap Growth Fund

Columbia Massachusetts Intermediate Municipal Bond Fund

Columbia Mid Cap Growth Fund

Columbia Multi Strategy Alternatives Fund

Columbia Multi-Asset Income Fund

Columbia New York Intermediate Municipal Bond Fund

Columbia Oregon Intermediate Municipal Bond Fund

Columbia Pacific/Asia Fund

Columbia Real Estate Equity Fund

Columbia Select Large Cap Growth Fund

Columbia Small Cap Growth Fund I

Columbia Small Cap Value Fund I

Columbia Strategic Income Fund

Columbia Strategies California Municipal Income Fund

Columbia Strategies New York Municipal Income Fund

Columbia Tax-Exempt Fund

Columbia Total Return Bond Fund

Columbia U.S. Social Bond Fund

Columbia U.S. Treasury Index Fund

Columbia Ultra Short Term Bond Fund

Columbia Value and Restructuring Fund

Multi-Manager Alternative Strategies Fund

Multi-Manager Directional Alternative Strategies Fund

Multi-Manager Growth Strategies Fund

Multi-Manager International Equity Strategies Fund

Multi-Manager Small Cap Equity Strategies Fund

Multi-Manager Total Return Bond Strategies Fund

Multisector Bond SMA Completion Portfolio

Overseas SMA Completion Portfolio

EXHIBIT II

COMPENSATION

Classes A, C and E Shares of a Columbia Fund except as otherwise specifically identified below:

The Service Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.25% of the average daily net assets of such Share classes, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Service Fee shall be accrued daily and paid monthly in arrears.

Classes A and C of Columbia High Yield Municipal Fund, Columbia Intermediate Municipal Bond Fund and Columbia Tax-Exempt Fund:

The Service Fee shall be, with respect to each applicable Fund, an annual rate not to exceed 0.20% of the average daily net assets of such Share classes, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Service Fee shall be accrued daily and paid monthly in arrears.

Class A of Columbia Strategies California Municipal Income Fund and Columbia Strategies New York Municipal Income Fund:

The Service Fee shall be an annual rate not to exceed 0.10% of the average daily net assets attributable to Shares issued prior to December 1, 1994, and an annual rate not to exceed 0.25% of the average daily net assets attributable to Shares issued thereafter, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Service Fee shall be accrued daily and paid monthly in arrears.

Classes A of Columbia Strategic Income Fund:

The Service Fee shall be an annual rate not to exceed 0.15% of the average daily net assets attributable to Shares issued prior to January 1, 1993, and an annual rate not to exceed 0.25% of the average daily net assets attributable to Shares issued thereafter, other than Shares with respect to which the Fund is paying a shareholder servicing fee directly to a third party. The Service Fee shall be accrued daily and paid monthly in arrears.

Class A of Multi-Manager Alternative Strategies Fund, Multi-Manager Directional Alternative Strategies Fund, Multi-Manager Growth Strategies Fund, Multi-Manager International Equity Strategies Fund, Multi-Manager Small Cap Equity Strategies Fund and Multi-Manager Total Return Bond Strategies Fund:

The Service Fee shall be an annual rate not to exceed 0.25% of the average daily net assets attributable to Class A Shares, provided, that the Fund’s combined Service Fee and distribution fee shall not exceed 0.25% of the average daily net assets attributable to Class A Shares of such Fund.

Shares of Multisector Bond SMA Completion Portfolio and Overseas SMA Completion Portfolio:

The Service Fee shall be an annual rate not to exceed 0.25% of the average daily net assets attributable to shares of the Fund, provided, that the Fund’s combined Service Fee and distribution fee shall not exceed 0.25% of the average daily net assets of such Fund.

Class A of Columbia Ultra Short Term Bond Fund:

The Service Fee shall be an annual rate not to exceed 0.15% of the average daily net assets attributable to such shares, provided, that the Fund’s combined Service Fee and distribution fee shall not exceed 0.15% of the average daily net assets attributable to such shares.